Exhibit 99.1

Care Capital Properties Reports Third Quarter 2016 Results

Produces Net Income of $0.23 Per Diluted Share and Normalized FFO of $0.75 Per Diluted Share – Raises 2016 Guidance

CHICAGO--(BUSINESS WIRE)--November 10, 2016--Care Capital Properties, Inc. (NYSE: CCP) (“CCP” or the “Company”), a company with a diversified portfolio of triple-net leased healthcare properties, focused on the post-acute sector, today announced operating results for the quarter ended September 30, 2016. The Company began operating as an independent, publicly traded company on August 18, 2015, following the completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). A portion of the results reported for the prior year third quarter represent operating results that have been “carved-out” of Ventas’s consolidated financial statements.

“We are pleased to raise our 2016 guidance again as our performance continues to exceed our original expectations,” stated CCP Chief Executive Officer Raymond J. Lewis. “We are executing effectively on all of our strategic priorities, including the pursuit of value-enhancing acquisitions, as well as selective dispositions and transitions to optimize our portfolio. With our permanent capital structure in place and the conclusion of the transition services agreement with Ventas, our dedicated team is keenly focused on driving results for our stakeholders.”

Third Quarter and Year-to-Date Highlights

  Net income attributable to CCP for the quarter ended September 30, 2016 was $19 million, or $0.23 per diluted common share, compared to $36 million, or $0.43 per diluted common share, in the same prior year period.
  Normalized Funds from Operations (“FFO”) for the quarter ended September 30, 2016 was $63 million, or $0.75 per diluted common share, compared to $70 million, or $0.84 per diluted common share, in the same prior year period. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $55 million, or $0.65 per diluted common share, compared to $67 million, or $0.80 per diluted common share, in the same prior year period. The year-over-year decrease is attributable primarily to interest expense, as the Company had no debt prior to the spin-off, partially offset by investments completed in 2015 and 2016 and contractual rent escalations.
  Normalized Funds Available for Distribution (“FAD”) for the quarter ended September 30, 2016 was $62 million. For the nine months ended September 30, 2016, normalized FAD totaled $191 million and cash flow from operations after non-revenue-enhancing capital expenditures and dividends totaled approximately $42 million.
  During the quarter, CCP disposed of two skilled nursing facilities and one specialty hospital for total proceeds of $17.4 million and recognized a net gain of approximately $2 million on the sales. The Company also classified an additional 28 assets as held for sale in the third quarter. Impairment charges totaling approximately $12 million were recognized during the third quarter on two of those assets.
  Redevelopment and development investments in the quarter totaled approximately $10 million at an average initial cash yield of 8.2 percent.

Operating Results

Cash net operating income (“NOI”) for the 300 same-store properties increased 3.7 percent for the third quarter of 2016 compared to the third quarter of 2015. Cash NOI for the 308 same-store properties grew 1.2 percent on a sequential quarter basis.

For the quarter ended June 30, 2016 (the latest period available), trailing 12-month EBITDARM coverage for the total portfolio was 1.8x, EBITDAR coverage was 1.4x and Q-mix was 55 percent.

Balance Sheet and Capital Markets Activities

As previously announced, CCP’s wholly owned operating partnership, Care Capital Properties, LP (“Care Capital LP”), issued and sold $500 million of 5.125% Senior Notes due in 2026 in a private offering. The Company also entered into a $135 million three-year mortgage loan at a floating rate of LIBOR plus 1.80 percent. The mortgage loan is expected to be refinanced with a 35-year fixed rate mortgage loan from the Department of Housing and Urban Development (“HUD”). Net proceeds from these financings were used to repay the remaining balance of Care Capital LP’s $600 million term loan maturing in 2017 and a portion of its $800 million term loan maturing in 2020.

At September 30, 2016, CCP had $550 million of available borrowing capacity under its revolving credit facility. Net debt to Adjusted EBITDA was 4.5x as of September 30, 2016. The Company had less than 20 percent floating rate debt, a weighted average debt maturity of 6.6 years and a weighted average interest rate of 3.7 percent at the end of the third quarter.

Dividend

On September 30, 2016, the Company paid a cash dividend of $0.57 per share to stockholders of record as of September 16, 2016, representing a payout ratio of 76 percent of normalized FFO for the third quarter.

Subsequent Events

Subsequent to quarter end, CCP entered into a definitive agreement to acquire five skilled nursing facilities and three seniors housing communities for $39 million in a sale leaseback transaction with an existing customer. The initial cash yield on the transaction is 8.5 percent, and it is expected to close before year end.

In addition, the Company entered into definitive agreements to sell a total of 23 properties in two separate transactions for aggregate proceeds of approximately $151 million, representing a cap rate of just under nine percent. The sale of three properties is expected to close in November, and the closing of the second transaction is expected to occur in the first half of 2017.

Completion of these transactions is subject to the satisfaction of customary closing conditions. There can be no assurance that the transactions will close or, if they do, when the closings will occur.

2016 Normalized FFO Guidance

The Company is raising its 2016 normalized FFO guidance range to $3.00 to $3.04 per diluted common share, from the prior range of $2.92 to $2.98 per diluted common share. The 2016 NAREIT FFO range is now expected to be between $2.85 and $2.89 per diluted common share. The increase in normalized FFO is due primarily to the Company’s revised timing in regards to dispositions and the portfolio optimization activities that are occurring later or with less impact than previously anticipated, resulting in higher rental income in 2016. Interest and other income is also higher than the prior guidance projected. This is offset by higher general and administrative expenses than anticipated in the prior guidance.

Webcast and Conference Call

The Company’s Third Quarter Webcast and Conference Call will be held today, November 10, 2016, at 10:00 A.M. Eastern Time (9:00 A.M. Central Time). The webcast will be live and can be accessed at CCP’s website at www.carecapitalproperties.com.

The dial-in number for the conference call is (888) 349-0115 or (412) 317-5143 for international callers and (855) 669-9657 for Canadian callers. Please ask to be joined to the Care Capital Properties, Inc. call.

Replay:

A replay of the call will be available at CCP’s website, or by calling (877) 344-7529 or (412) 317-0088 for international callers and (855) 669-9658 for Canadian callers, passcode 10094206, beginning on November 10, 2016 at approximately 12:00 P.M. Eastern Time, and will remain available until December 10, 2016.

About Care Capital Properties

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties, focused on the post-acute sector. The Company’s skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators, and employees.

Supplemental information about Care Capital Properties, Inc. can be found on the Company’s website under the “Investors” section at: www.carecapitalproperties.com/investors/financial-information/documents.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause CCP’s actual future results and trends to differ materially from those anticipated are discussed in its filings with the Securities and Exchange Commission and include, without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to operate CCP’s properties in compliance with applicable laws, rules and regulations (and the cost of such compliance), to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients and to participate in government and managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a real estate investment trust in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues, including government investigations, enforcement proceedings and punitive settlements, that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 30,	December 31,
	2016	2015

Assets
Real estate investments:
Land and improvements	$261,987	$287,193
Buildings and improvements	2,757,240	2,984,257
Construction in progress	42,186	33,646
Acquired lease intangibles	94,125	101,869
	3,155,538	3,406,965
Accumulated depreciation and amortization	(670,117)	(704,210)
Net real estate property	2,485,421	2,702,755
Net investment in direct financing lease	22,416	22,075
Net real estate investments	2,507,837	2,724,830
Secured and unsecured loans receivable, net	65,679	29,727
Cash	22,477	16,995
Goodwill	128,673	145,374
Other assets	74,495	38,043
Total assets	$2,799,161	$2,954,969

Liabilities and equity
Liabilities:
Term loans, senior notes and other debt	$1,439,473	$1,524,863
Tenant deposits	47,232	57,974
Lease intangible liabilities, net	115,191	130,348
Accounts payable and other liabilities	39,772	24,048
Deferred income taxes	1,932	1,889
Total liabilities	1,643,600	1,739,122

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 83,970 and 83,803 shares issued at September 30, 2016 and December 31, 2015, respectively	840	838
Additional paid-in-capital	1,271,168	1,264,650
Dividends in excess of net income	(108,709)	(51,056)
Treasury stock, 11 and 0 shares at September 30, 2016 and December 31, 2015, respectively	(329)	—
Accumulated other comprehensive income	(8,742)	—
Total CCP equity	1,154,228	1,214,432
Noncontrolling interest	1,333	1,415
Total equity	1,155,561	1,215,847
Total liabilities and equity	$2,799,161	$2,954,969

COMBINED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015

Revenues:
Rental income, net	$82,428	$80,595	$246,095	$237,100
Income from investments in direct financing lease and loans	1,893	955	4,530	2,680
Real estate services fee income	1,897	763	5,080	763
Interest and other income	1,073	4	1,791	67
Total revenues	87,291	82,317	257,496	240,610

Expenses:
Interest	14,271	4,090	35,210	4,075
Depreciation and amortization	25,494	27,752	82,324	80,688
Impairment on real estate investments and associated goodwill	12,397	3,750	17,925	16,648
General, administrative and professional fees	9,477	9,216	26,317	21,499
Deal costs	490	991	2,516	4,746
Loss on extinguishment of debt	4,359	—	5,461	—
Other expenses, net	3,700	158	3,919	1,278
Total expenses	70,188	45,957	173,672	128,934

Income before income taxes, real estate dispositions and noncontrolling interests	17,103	36,360	83,824	111,676
Income tax expense	(229)	(1,024)	(779)	(1,024)
Gain on real estate dispositions	2,143	856	2,895	856
Net income	19,017	36,192	85,940	111,508
Net income attributable to noncontrolling interests	7	26	13	138
Net income attributable to CCP	$19,010	$36,166	$85,927	$111,370

Net income	$19,017	$36,192	$85,940	$111,508
Other comprehensive gain (loss) - derivatives	3,193	—	(8,742)	—
Total comprehensive income	22,210	36,192	77,198	111,508
Comprehensive income attributable to noncontrolling interests	7	26	13	138
Comprehensive income attributable to CCP	$22,203	$36,166	$77,185	$111,370

Earnings per common share:
Basic:
Net income attributable to CCP	$0.23	$0.43	$1.03	$1.33
Diluted:
Net income attributable to CCP	$0.23	$0.43	$1.03	$1.33

Dividends declared per common share	$0.57	$0.57	$1.71	$0.57

Weighted average shares used in computing earnings per common share:
Basic	83,609	83,488	83,583	83,488
Diluted	83,752	83,558	83,674	83,558

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$19,017	$36,192	$85,940	$111,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment on real estate investments and associated goodwill	36,927	30,360	97,287	94,170
Decrease in value of damaged property, net of estimated insurance proceeds	3,570	—	3,570	—
Amortization of above and below market lease intangibles, net	(1,923)	(2,164)	(5,905)	(6,835)
Amortization of deferred financing fees	1,021	646	3,548	646
Accretion of direct financing lease	(387)	(345)	(1,120)	(996)
Amortization of leasing costs and other intangibles	946	1,142	2,912	3,166
Amortization of stock-based compensation	1,402	1,760	4,323	1,760
Straight-lining of rental income, net	(21)	(46)	(62)	(125)
Gain on real estate dispositions	(2,143)	(856)	(2,895)	(856)
Loss on extinguishment of debt	4,359	—	5,461	—
Income tax (benefit) expense	(86)	(42)	45	(42)
Other	(24)	(35)	(76)	(102)
Changes in operating assets and liabilities:
Increase in other assets	(1,022)	(1,378)	(3,282)	(3,789)
(Decrease) increase in tenant deposits	(3,726)	4,066	(7,171)	6,601
Decrease in accounts payable and other liabilities	10,184	3,185	6,340	935
Net cash provided by operating activities	68,094	72,485	188,915	206,041
Cash flows from investing activities:
Net investment in real estate property	—	(186,250)	—	(454,832)
Investment in loans receivable	(25,325)	(20,091)	(63,321)	(20,091)
Proceeds from real estate dispositions	17,410	1,500	94,400	1,510
Proceeds from loans receivable	22,297	354	57,523	1,040
Development project expenditures	(9,918)	(6,142)	(29,391)	(12,629)
Capital expenditures	(912)	(5,218)	(3,612)	(13,504)
Net cash provided by (used in) investing activities	3,552	(215,847)	55,599	(498,506)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	(12,500)	138,000	(93,000)	138,000
Proceeds from debt	635,000	1,400,000	935,000	1,400,000
Repayment of debt	(628,000)	—	(926,000)	—
Payment of deferred financing costs	(8,391)	(20,209)	(10,400)	(20,209)
Distributions to noncontrolling interest	(31)	(51)	(94)	(266)
Cash distribution to common stockholders	(47,856)	(47,754)	(143,580)	(47,754)
Distribution to parent	—	(1,273,000)	—	(1,273,000)
Purchase of treasury stock	(305)	—	(958)	—
Net (distribution to) contribution from parent prior to separation	—	(44,677)	—	103,714
Net cash (used in) provided by financing activities	(62,083)	152,309	(239,032)	300,485
Net increase in cash	9,563	8,947	5,482	8,020
Cash at beginning of period	12,914	1,497	16,995	2,424
Cash at end of period	$22,477	$10,444	$22,477	$10,444

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO), Normalized FFO and Normalized Funds Available for Distribution (FAD)[1]
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015

Net income attributable to CCP	$19,010	$36,166	$85,927	$111,370
Net income attributable to CCP per share	$0.23	$0.43	$1.03	$1.33

Adjustments:
Real estate depreciation and amortization	25,302	27,617	81,758	80,367
Real estate depreciation related to noncontrolling interests	(32)	(68)	(106)	(202)
Impairment on real estate investments and associated goodwill	12,397	3,750	17,925	16,648
Gain on real estate dispositions	(2,143)	(856)	(2,895)	(856)
Subtotal: FFO add-backs	35,525	30,443	96,682	95,957
Subtotal: FFO add-backs per share	$0.42	$0.36	$1.16	$1.15
FFO (NAREIT) attributable to CCP	$54,534	$66,609	$182,609	$207,327
FFO (NAREIT) attributable to CCP per share	$0.65	$0.80	$2.18	$2.48

Adjustments:
Income tax expense	229	1,024	779	1,024
Stock-based compensation expense associated with spin-related conversion of awards	—	542	—	542
Transition services fee expense	401	293	1,605	293
Deal costs	490	991	2,516	4,746
Initial debt rating agency costs	—	477	—	477
Amortization of other intangibles	173	89	516	89
Loss on extinguishment of debt	4,359	—	5,461	—
Non-cash items included in interest and other income and other expenses, net	2,498	—	1,821	—
Lease modification fee	(17)	—	227	—
Subtotal: normalized FFO add-backs	8,133	3,416	12,925	7,171
Subtotal: normalized FFO add-backs per share	$0.10	$0.04	$0.15	$0.09
Normalized FFO attributable to CCP	$62,667	$70,025	$195,534	$214,498
Normalized FFO attributable to CCP per share	$0.75	$0.84	$2.34	$2.57

Non-cash items included in normalized FFO:
Amortization of above and below market and lease intangibles, net	(1,923)	(2,164)	(5,905)	(6,835)
Amortization of deferred financing fees	1,021	645	3,548	645
Accretion of direct financing lease	(387)	(345)	(1,120)	(996)
Other amortization	(25)	(29)	(76)	(96)
Straight-lining of rental income, net	(21)	4	(64)	(75)
Other adjustments:
Capital expenditures	(912)	(11,360)	(3,611)	(26,133)
Stock-based compensation	1,757	1,994	5,004	1,994
Deal costs	(490)	(991)	(2,221)	(4,746)
Normalized FAD attributable to CCP	$61,688	$57,779	$191,089	$178,256
Weighted average diluted shares	83,752	83,558	83,674	83,558

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO, normalized FFO and normalized FAD to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions. CCP believes that normalized FAD is useful because it allows investors, analysts and CCP management to measure the quality of the Company’s earnings.

NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding income taxes, stock-based compensation expense associated with spin-related conversion of awards, transition services fee expense, deal costs, initial debt rating agency costs, amortization of other intangibles (which may be recurring in nature), loss on extinguishment of debt, non-cash items included in interest and other income and other expenses, net, and lease modification fee. Normalized FAD represents normalized FFO excluding amortization of above and below market lease intangibles, amortization of deferred financing fees, accretion of direct financing lease, other amortization, straight-line rental adjustments, non-revenue enhancing capital expenditures and stock-based compensation, but including deal costs on a cash basis.

FFO, normalized FFO and normalized FAD presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO and normalized FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that in order to facilitate a clear understanding of the consolidated historical operating results of CCP, FFO, normalized FFO and normalized FAD should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted EBITDA

The following information considers the effect on net income of CCP ’s investments and dispositions that were completed during the three months ended September 30, 2016, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to adjusted earnings before interest, taxes, depreciation and amortization, impairment on real estate investments and associated goodwill, excluding stock-based and other compensation adjustments, deal costs, loss on extinguishment of debt, gains (or losses) from sales of real estate property, non-cash items included in interest and other income, transition services fee expense and lease modification fee (“Adjusted EBITDA”) (dollars in thousands):

Net income	$19,017

Adjustments for investments and dispositions during the period	(190)

Adjusted net income	$18,827

Add back:
Interest	14,271
Income tax expense	229
Depreciation and amortization	25,494
Impairment on real estate investments and associated goodwill	12,397
Stock-based and other compensation adjustments	2,196
Deal costs	490
Loss on extinguishment of debt	4,359
Gain on real estate dispositions	(2,143)
Non-cash items included in interest and other income and other expenses, net	2,498
Transition services fee expense	401
Lease modification fee	(17)
Adjusted EBITDA	$79,002
Adjusted EBITDA annualized	$316,008

As of September 30, 2016:
Debt	$1,439,473
Unamortized debt issuance costs	19,527
Cash	(22,477)
Net debt (adjusted for unamortized debt issuance costs)	$1,436,523

Net debt to Adjusted EBITDA	4.5x

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Guidance[1]

	FY 2016 Guidance -
	Per Share
	Low	High

Net Income Attributable to CCP	$1.39	$1.43

Depreciation & Amortization	1.49	1.49
(Gain) / Loss on Dispositions	(0.03)	(0.03)

NAREIT FFO	$2.85	$2.89

Deal Costs	0.03	0.03
(Gain) / Loss on Debt Repayment	0.07	0.07
Other	0.06	0.06

Normalized FFO	$3.00	$3.04

[1] Totals may not add due to rounding.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Same-Store Cash NOI
(Dollars in thousands)

	3Q16 vs 3Q15		3Q16 vs 2Q16		YTD 2016 vs YTD 2015
	3Q16	3Q15	3Q16	2Q16	YTD 2016	YTD 2015

Rental income	$82,428	$80,595	$82,428	$82,316	$246,095	$237,100

Adjustments:

Less: NOI excluded from same-store	(8,663)	(9,131)	(4,705)	(5,714)	(56,881)	(51,859)
Less: Non-cash rental income	(1,801)	(2,063)	(1,801)	(1,824)	(5,538)	(6,356)
Plus: 3 campuses not included in prior year financials	N/A	N/A	N/A	N/A	5,248	4,954
Plus: Lease modification fee	N/A	N/A	N/A	250	250	N/A

Total Adjustments	$(10,463)	$(11,194)	$(6,506)	$(7,288)	$(56,921)	$(53,261)
Same-Store Cash NOI	$71,965	$69,401	$75,922	$75,028	$189,173	$183,839
Percentage Increase/Decrease	3.7%		1.2%		2.9%

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702